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                      EXTENDED MATURITY BENEFIT PLUS RIDER

                      An Additional Benefit of this Policy
                                    Issued By

                                 Columbus Life
                               Insurance Company
                                   [GRAPHIC]
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Extended
Maturity Benefit

If the Net Cash Surrender Value of Your policy is a positive amount on the day before the policy anniversary on which the Insured is age 100, the policy will continue in effect until the Insured's death, or until it is surrendered for its Net Cash Surrender Value.

Revised Death
Benefit

On and after the policy anniversary on which the Insured is age 100, the Death Benefit under the policy will be Option 2 as defined in the Death Benefit Options section of the policy. If Your Death Benefit was previously Option 1, We will not decrease the Specified Amount as described in the Changing the Death Benefit Option section of the policy.

Conditions

On the policy anniversary on which the Insured is age 100, We will:

     (1) transfer Your Variable Account Value to the Fixed Account if Your policy is a variable policy; and

     (2) increase the interest rate credited to that portion of the Account Value that corresponds to outstanding policy loans to equal the interest rate charged against such policy loans.

On and after the policy anniversary on which the Insured is age 100, We will not:

     (1)  accept premium payments;

     (2) permit transfers, further loans, changes to the Specified Amount or changes to the Death Benefit Option; or

     (3) deduct the Monthly Deduction and Monthly Expense Charge from Your Account Value.

When Effective

The effective date of this rider is the date the policy is effective if We receive Your written request to add this rider with the application for Your policy. Otherwise, the effective date of this rider is the Monthly Anniversary Day following the date We approve Your written request to add this rider to Your policy. If You add this rider to the policy after the Policy Date, We will send You an amended Policy Schedule showing the effective date of this rider.


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Cost of
Insurance

The monthly cost of insurance for this rider is shown on the Policy Schedule. If You add this rider to the policy after the Policy Date, We will send You an amended Policy Schedule showing the monthly cost of insurance for this rider.

You may elect to start monthly cost of insurance deductions on either:

     (1)  the effective date of this rider; or

     (2)  the policy anniversary on which the Insured is age 80.

The monthly cost of insurance generally will be higher if You elect to defer deductions until the Insured is age 80.

We will deduct the monthly cost of insurance as part of each Monthly Deduction until the day before the policy anniversary on which the Insured is age 100. See the Monthly Deduction and Monthly Expense Charge section of the policy. If You make any changes to the coverage under Your policy, the cost of insurance for this rider may change. In this event, We will send You an amended Policy Schedule showing the new cost of insurance.

Termination

This rider will terminate on the earlier of:

     (1) the Monthly Anniversary Day following the date We receive Your written request to cancel this rider; or

     (2)  the date the policy terminates.

Other

This rider is attached to and made a part of the policy. The terms and definitions of the basic policy apply to this rider except to the extent they are in conflict with its terms. This rider has no values.



       /s/ Donald J. Wuebbling                   /s/ Lawrence L. Grypp
              Secretary                                 President


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